Exhibit 99.2

For Immediate Release

ScanTech AI Systems Regains Bid Price Compliance, Resolves Multiple Nasdaq Deficiencies, and Advances Final Phase of Re-Compliance Plan

Atlanta, GA, January 14, 2026 - ScanTech AI Systems Inc. (the "Company" or "ScanTech AI") (Nasdaq: STAI) today provided a comprehensive update on its Nasdaq listing compliance progress and the execution of its broader remediation and re-compliance plan.

The Company announced that it has received written confirmation from Nasdaq that it has regained compliance with the Nasdaq minimum bid price requirement. Nasdaq Listing Qualifications staff confirmed that the Company’s common stock maintained a closing bid price of at least $1.00 per share for the required period, and that this matter has been closed.

This development follows earlier confirmation from Nasdaq that the Company regained compliance with Nasdaq Listing Rule 5250(c)(1), the periodic reporting requirement, following the filing of its Form 10-Q for the quarter ended September 30, 2025, and amended Form 10-Q for the quarter ended June 30, 2025. Additionally, the Company previously regained compliance with the minimum value of publicly held shares requirement. As a result, multiple Nasdaq listing deficiencies that arose during prior periods — including multiple periodic reporting deficiencies, the minimum value of publicly held shares requirement, and the minimum bid price requirement — have now been resolved.

The resolution of these matters reflects a series of corrective and procedural actions undertaken by the Company as part of a structured remediation plan designed to address legacy compliance issues and strengthen its regulatory, governance, and financial posture. These actions have included the implementation of a reverse stock split and continued engagement with professional advisors to support the orderly sequencing and execution of the Company’s compliance initiatives.

The Company previously announced that it has engaged FSR Group, through its capital markets division, FSR Capital, to provide strategic and capital markets advisory support to management. In this role, FSR Capital has supported the Company in coordinating elements of its remediation and re-compliance efforts, including capital structure review, sequencing of remediation actions, and engagement with professional advisors.

With the minimum bid price, periodic reporting, and market value of publicly held shares requirements resolved, the Company is now working to address a single remaining Nasdaq listing standard deficiency — the Minimum Value of Listed Securities requirement — at a hearing before the Nasdaq Hearings Panel. The hearing in connection with this matter is currently scheduled for January 22, 2026. The Company expects its securities to remain listed on Nasdaq pending the outcome of the hearings process.

In parallel, the Company continues to evaluate its capital structure and liquidity position and is engaged in ongoing, constructive discussions with certain creditors regarding potential restructuring, amendment, or other resolution of outstanding obligations. These discussions form part of the Company’s broader remediation plan aimed at strengthening its balance sheet, improving financial flexibility, and supporting long-term stability. No definitive agreements have been reached, and there can be no assurance as to the timing or outcome of these discussions.

Management believes that the actions taken to date demonstrate substantial progress in the Company’s re-compliance and remediation efforts, narrowing remaining Nasdaq matters to a single issue and positioning the Company to address that matter in an orderly and disciplined manner.

There can be no assurance regarding the outcome of the Nasdaq hearings process or the Company’s ability to regain or maintain compliance with all Nasdaq listing standards.

About ScanTech AI

ScanTech AI Systems Inc. (Nasdaq: STAI) has developed one of the world’s most advanced non-intrusive ‘fixed-gantry’ CT screening technologies. Utilizing proprietary artificial intelligence and machine learning capabilities, ScanTech AI’s state-of-the-art scanners accurately and quickly detect hazardous materials and contraband. Engineered to automatically locate, discriminate, and identify threat materials and items of interest, ScanTech AI’s solutions are designed for use in airports, seaports, borders, embassies, corporate headquarters, government and commercial buildings, factories, processing plants, and other facilities where security is a priority.

For more information, visit www.scantechais.com and investor.scantechais.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “potential,” “seek,” “goal,” “target,” and similar expressions. Forward-looking statements in this press release include, without limitation, statements regarding: the Company’s ability to regain and/or maintain compliance with Nasdaq listing standards; the timing, conduct and outcome of the Nasdaq Hearings Panel process (including the hearing currently scheduled for January 22, 2026); the Company’s ability to satisfy the Minimum Value of Listed Securities requirement; the effectiveness of actions taken to address listing deficiencies (including the reverse stock split and related compliance initiatives); the Company’s evaluation of its capital structure and liquidity position; the status, direction, and potential outcomes of discussions with creditors regarding potential restructuring, amendment, or other resolution of outstanding obligations; and the Company’s broader restructuring initiatives and strategic outlook.

These forward-looking statements are based on current expectations and assumptions as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, among others: the risk that the Nasdaq Hearings Panel may not grant the relief requested by the Company, may impose conditions the Company cannot satisfy, or may otherwise result in continued listing uncertainty; the Company’s ability to achieve and/or sustain compliance with Nasdaq’s Minimum Value of Listed Securities requirement and other listing standards; volatility in the Company’s trading price, market capitalization, and/or market value; market, economic, capital markets, and liquidity conditions that could adversely impact the Company’s ability to access capital on acceptable terms (or at all); the risk that discussions with creditors do not result in a mutually acceptable restructuring, amendment, or other resolution, or that any such process results in adverse terms, delays, costs, or operational disruptions; the possibility of unanticipated costs, liabilities, or disruptions associated with the Company’s compliance and restructuring efforts; and other risks described under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K and other filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact

ScanTech AI Systems Inc.

D. Williams Sr. VP Sales & Investor/Government Relations

dwilliams@scantechais.com

Investor & Media Relations Contact:

International Elite Capital Inc.

Annabelle Zhang

+1(646) 866-7928

annabelle@iecapitalusa.com